Flextronics contact:
Laurette Slawson Hartigan
Vice President Treasurer &
Investor Relations
+ 1.408.576.7722
investor_relations@flextronics. com

FLEXTRONICS ANNOUNCES PRICING OF PRIVATE OFFERING OF
CONVERTIBLE SUBORDINATED NOTES

               SINGAPORE, July 31,2003 — Flextronics International Ltd. (Nasdaq: FLEX) today announced the pricing of a private offering of $500 million aggregate principal amount of its 1.0% Convertible Subordinated Notes due August 1,2010. The offering is expected to close on August 5, 2003. The company has also granted the initial purchasers a 30-day option to purchase up to an additional $30 million aggregate principal amount of the notes. The company intends to use the net proceeds of the offering to repurchase outstanding senior subordinated notes and for general corporate purposes.

               The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes are convertible into the company’s ordinary shares at a conversion price of approximately $15.525 per share, which represents a premium of 35.0% over the closing bid price of the company’s ordinary shares on the Nasdaq National Market on July 30, 2003. Upon conversion, Flextronics will have the right to deliver cash (or a combination of cash and ordinary shares) in lieu of ordinary shares.

               The notes to be offered and the ordinary shares issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

               This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.